Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

VENTURE STEEL (U.S.) INC.,

AS PURCHASER,

OLYMPIC STEEL LAFAYETTE, INC.,

AS SELLER,

AND

THE SELLING EQUITYHOLDER (AS DEFINED THEREIN)

DATED AS OF SEPTEMBER 17, 2021

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2021 (the “Effective Date”) at 4:00 P.M. (EST), by and among (i) Venture Steel (U.S.) Inc., a Delaware corporation (“Purchaser”), (ii) Olympic Steel Lafayette, Inc., an Ohio corporation (“Seller”), and (iii) Olympic Steel, Inc., an Ohio corporation (the “Selling Equityholder”). The Selling Equityholder, together with Seller, are sometimes referred to collectively as the “Seller Parties”. Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such term as set forth in ARTICLE IX hereof.

WHEREAS, Seller is engaged in the business of, among other things, the distributing and selling of flat rolled metal products out of its facility in Detroit, Michigan located at 3600 Military Street (the “Business”);

WHEREAS, Seller owns the Purchased Assets which are used by Seller in connection with the Business;

WHEREAS, Seller is the owner of real property consisting of approximately 8.76 acres at 3600 Military Street, Detroit, MI 48210 (the “Acquired Real Property”) which is subject to a separate real estate purchase agreement between the Purchaser’s Affiliate and designee GIL- Detroit (Brown RD) LLC (“VSI RE HoldCo”) and Seller (the “Real Estate Purchase Agreement”); and

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, the Purchased Assets, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE; CLOSING

Section 1.1    Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Effective Date, Seller (and, to the extent in Selling Equityholder’s name, Selling Equityholder) hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases from Seller (and to the extent in Selling Equityholder’s name, Selling Equityholder), free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s (and to the extent in Selling Equityholder’s name, Selling Equityholder’s) right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), related to the Business (collectively, the “Purchased Assets”), including the following:

(a)    all pre-paid expenses, deposits and utilities relating to the Business or the Purchased Assets, including those items listed on Section 1.1(a) of the Disclosure Schedules, except for the Excluded Pre-Paids (as defined below);

(b)    all Inventory, except for the Excluded Inventory (as defined below);

(c)    all machinery, furniture, fixtures, equipment, supplies and other tangible personal property of the Business (the “Tangible Personal Property”), including those items listed on Section 1.1(c) of the Disclosure Schedules;

(d)    all Permits, including Environmental Permits, which are held by any Seller and required for the conduct of the Business as previously conducted and for the ownership and use of the Purchased Assets, including those listed on Section 2.9(b) of the Disclosure Schedules;

(e)    all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(f)    all Intellectual Property Assets;

(g)    Seller’s OEM codes related to the big three automotive companies (General Motors, Ford, and Stellantis) (the “OEM Codes”);

(h)    to the extent assignable, rights under all Contracts set forth on Section 1.1(h) of the Disclosure Schedules, whether entered into by Seller or Selling Equityholder (collectively, the “Assigned Contracts”);

(i)    all accounts or notes receivable of the Business, except as set forth as an Excluded Asset below;

(j)    to the extent assignable, all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)    except as specifically set forth on Section 1.1(k) of the Disclosure Schedules, to the extent assignable, all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities after to the Effective Date;

(l)    goodwill and other intangible assets related to the Business; and

(m)    all books, records, manuals and other materials (in any form or medium) necessary for the operation of the Business, including all such records and materials, advertising matter, catalogues, correspondence, mailing lists, lists of customers, distribution lists, invoices and histories, supplier and vendor lists, photographs, production data, sales and promotional materials and records, telephone numbers, URLs, websites and internet addresses, purchasing materials and records, copies of personnel records to the extent permitted by Law, quality control records and procedures, research and development files, records, data and laboratory books, Intellectual Property Assets disclosures, media materials and plates and accounting records.

Section 1.2    Excluded Assets. Notwithstanding anything to the contrary herein, Seller will retain and not sell, transfer, convey, assign and deliver, and Purchaser will not purchase, acquire or accept, the following assets (the “Excluded Assets”), and the Excluded Assets shall not be deemed Purchased Assets whatsoever:

(a)    cash and cash equivalents in any bank account wherever located, including bank balances and bank accounts;

(b)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)    all Tax Returns of Seller and any refunds or rights or claims for refunds of Taxes;

(d)    Seller’s rights in any Contracts not included amongst the Assigned Contracts;

(e)    The assets and liabilities of Seller, including without limitation, inventory, accounts payable, and accounts receivable, used to directly service Seller or Selling Equityholder’s national accounts listed on Section 1.2(e) of the Disclosure Schedules;

(f)    Seller’s rights in any action, suit or claim of any nature relating to or arising out of the Purchased Assets prior to the Effective Date (“Purchased Assets Litigation”), provided, however, that Purchaser shall be entitled to participate in any Purchased Assets Litigation to the extent, in Purchaser’s discretion, such Purchased Assets Litigation may negatively impact the Purchaser, including Purchased Assets Litigation (i) resulting from recalls, manufacturer warranties, claims for liens or claims alleging that the Purchased Assets were pledged as security, or (ii) any settlement offer which impacts the Purchaser fiscally or reputationally or requires Purchaser to admit to any fault or liability.

(g)    the rights which accrue or will accrue to Seller under this Agreement;

(h)    all insurance policies of Seller;

(i)    the pre-paid expenses, deposits, and utilities relating to the Business and the Purchased Assets listed on Section 1.2(i) of the Disclosure Schedules (the “Excluded Pre-Paids”);

(j)    the Inventory listed on Section 1.2(j) of the Disclosures Schedules (the “Excluded Inventory”);

(k)    the insurance benefits, including rights and proceeds, specifically set forth on Section 1.1(k) of the Disclosure Schedules; and all insurance benefits, including rights and proceeds, arising from or relating to the Excluded Assets;

(l)    any and all of Seller Parties’ communications and correspondence, electronic or otherwise, with their counsel and advisors;

(m)    any and all rights associated with Seller’s entity name and derivates thereof; and

(n)    any assets listed on Section 1.2 (n) of the Disclosure Schedules as Excluded Assets.

Section 1.3    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, as of the Effective Date, Purchaser shall assume only the liabilities and obligations of Seller that are related to the Purchased Assets, including obligations (a) arising under the Assigned Contracts following the Effective Date, which are incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty, or other breach, default or violation by Seller on or prior to the Effective Date, (b) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Effective Date and that are either reflected on the Interim Financial Statements or arose after the date of the Interim Financial Statements in the ordinary course of business consistent with past practice, and (c) any liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders which arose in the ordinary course of business (the “Assumed Liabilities”).

Section 1.4    Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall pay and satisfy in due course all Excluded Liabilities which it is obligated to pay and satisfy. For the avoidance of doubt, the term “Excluded Liabilities” includes any and all Excluded Taxes.

Section 1.5    Purchase Price; Closing Payments.

(a)    Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be the sum of Fifty Eight Million Four Hundred Thirty-One Thousand and 00/100 Dollars ($58,431,000) (the “Base Purchase Price”), minus the amount (if any) by which the Final Net Working Capital is less than the Target Net Working Capital, plus the amount (if any) by which the Final Net Working Capital is greater than the Target Net Working Capital, plus the assumption of the Assumed Liabilities, subject to the adjustments set forth in this Agreement.

(b)    Certain Payments at Closing and Post-Closing.

(i)    Escrow Amount. Contemporaneously with the execution of this Agreement, the Purchaser shall deposit, by wire transfer of immediately available funds, with KeyBank National Association (the “Escrow Agent”), an amount equal to Four Million Seven Hundred Fourteen Thousand Four Hundred Eighty Dollars ($4,714,480.00) (the “Escrow Amount” and together with all earnings thereon, the “Escrow Fund”) pursuant to that certain agreement among the Purchaser, Seller and the Escrow Agent in substantially the form of Exhibit A attached hereto (the “Escrow Agreement”).

(ii)    Payment of Transaction Expenses. On the Effective Date, the Seller will pay or cause to be paid to each Person to whom the Seller owes Transaction Expenses by wire transfer of immediately available funds.

(iii)    Closing Purchase Price. On the Effective Date, the Purchaser shall pay by wire transfer of immediately available funds to the accounts and in the amounts designated by Seller an amount equal to Base Purchase Price, minus the amount (if any) by which the Estimated Net Working Capital is less than Target Net Working Capital, plus the amount (if any) by which the Estimated Net Working Capital is greater than Target Net Working Capital, minus the Escrow Amount (the “Closing Purchase Price”).

Section 1.6    Net Working Capital Adjustment. Attached as Exhibit B hereto is a schedule setting forth the Seller’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”).

(a)    On or prior to the date that is sixty (60) days following the Effective Date (the “Adjustment Date”), the Seller or its Representatives shall prepare a schedule setting forth its calculation of Net Working Capital (the “Net Working Capital Schedule”) and shall deliver the Net Working Capital Schedule to Purchaser.

(b)    Intentionally Omitted.

(c)    Within sixty (60) days of the Seller’s delivery of the Net Working Capital Schedule, Purchaser may deliver written notice (the “Net Working Capital Protest Notice”) to the Seller of any objections, specifying in reasonable detail any contested amounts and the basis therefor, which Purchaser may have to the Net Working Capital Schedule. The failure of Purchaser to deliver such Net Working Capital Protest Notice within the prescribed time period will constitute Purchaser’s acceptance as final of the Net Working Capital as set forth in the Net Working Capital Schedule. Any amounts not disputed in the Net Working Capital Protest Notice (if one is delivered) shall be deemed to be accepted by Purchaser as final. Upon receipt of the Net Working Capital Schedule, Purchaser and its accountants will be given prompt and reasonable access to the Seller’s relevant books, records, workpapers (including all workpapers relating to the Seller’s calculations of Net Working Capital) and personnel during reasonable business hours for the purpose of verifying Net Working Capital.

(d)    If Purchaser and the Seller are unable to resolve any disagreement with respect to the Net Working Capital Schedule within thirty (30) days following the Seller’s receipt of a Net Working Capital Protest Notice, then only the amounts in dispute will be referred to an independent accounting firm of nationally recognized standing mutually agreeable to the Seller and Purchaser (the “Accountants”) for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Purchaser and the Seller, and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Net Working Capital Schedule proposed by the Seller and Purchaser’s proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties absent manifest error. Each of Purchaser, on the one hand, and the Seller, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Accountants. For purposes of this Agreement, “Final Net Working Capital” means the Net Working Capital as finally determined pursuant to this Section 1.6 (d)

(e)    Within five (5) days of the determination of the Final Net Working Capital,

(i)    if the Final Net Working Capital is less than the Estimated Net Working Capital (the amount of any such shortfall, the “Working Capital Shortfall”), the Seller Parties shall pay to Purchaser an amount equal to the amount Working Capital Shortfall by wire transfer of immediately available funds to the account designated by Purchaser.

(ii)    if the Final Net Working Capital is greater than or equal to the Estimated Net Working Capital (the amount of such excess, the “Working Capital Excess”) Purchaser shall pay to the Seller an amount equal to the Working Capital Excess by wire transfer of immediately available funds to the account designated by the Seller.

(f)    For all federal, state, local and foreign Tax purposes, any payment by Purchaser or the Seller pursuant to this Section 1.6 (f) shall be treated as an adjustment to the Purchase Price, and the parties shall file their Tax Returns accordingly, unless a contrary treatment is required by applicable Law.

Section 1.7    Purchase Price Allocation. The Purchase Price, including any adjustments under Article VII (together with any other amounts treated as consideration for U.S. federal income (and other applicable) Tax purposes) shall be allocated for U.S. federal (and other applicable) tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and consistent with the methodology set forth on Section 1.7 of the Disclosure Schedules (the “Allocation”). After the Effective Date, the parties will make consistent use of the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS and any other applicable Governmental Authority in respect thereof. Each of the Purchaser and Seller will file an IRS Form 8594 “Asset Acquisition Statement Under Section 1060” at the time and in the manner as required by Treasury Regulation § 1.1060-1 consistent with the Allocation, and the parties agree not to take any position inconsistent therewith for any Tax purpose. Each of the Purchaser and Seller has delivered to the other a fully executed IRS Form W-9 “Request for Taxpayer Identification Number and Certification” at least two (2) days prior to the Effective Date.

Section 1.8    Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.9    Effective Time. The transactions contemplated by this Agreement shall be consummated (“Closing”) by transmission to the respective offices of legal counsel for the parties via e-mail in portable document format (“.pdf”) on or before the Effective Date, with due confirmation of this Agreement and the Related Documents to consummate the transaction contemplated hereby duly executed where required, with the payments required by Section 1.5 delivered via wire transfer. The effective time of the closing of the transaction contemplated by this Agreement shall be 4:00 p.m. Eastern Daylight Time (the “Effective Time”), on the Effective Date.

Section 1.10    Contemporaneous Deliveries of the Parties.

(a)    Contemporaneously with the execution and delivery of this Agreement, the Seller has delivered or caused to be delivered to the Purchaser, to the extent applicable:

(i)    a counterpart to the Escrow Agreement, duly executed and delivered by a duly authorized Representative of Seller;

(ii)    a counterpart to a Bill of Sale, duly executed and delivered by a duly authorized Representative of Seller, in substantially the form attached to this Agreement as Exhibit C (the “Bill of Sale”);

(iii)    a counterpart to an Assignment and Assumption Agreement, duly executed and delivered by a duly authorized Representative of Seller, in substantially the form attached to this Agreement as Exhibit D (the “Assignment and Assumption Agreement”);

(iv)    a counterpart to the Intellectual Property Assignment Agreement, duly executed and delivered by a duly authorized Representative of Seller, in substantially the form attached to this Agreement as Exhibit E (the “Intellectual Property Assignment Agreement”);

(v)    A counterpart to the Transition Services Agreement, in substantially the form attached to this Agreement as Exhibit F (the “TSA”);

(vi)    A counterpart to the Leased Employee Agreement, in substantially the form attached to this Agreement as Exhibit G (the “LEA”)

(vii)    A counterpart to the Real Estate Purchase Agreement;

(viii)    a Covenant Deed conveying the Acquired Real Property to Purchaser and all other documents required to be delivered under the Real Estate Purchase Agreement;

(ix)    a reasonably current certificate of existence or good standing for Seller issued by its jurisdiction of organization;

(x)    a copy of the articles of organization or articles of incorporation, certified by the secretary of state, and a copy of the operating agreement or bylaws (or equivalent agreement or governing document), certified by an officer or other Representative of Seller in form and substance reasonably satisfactory to the Purchaser;

(xi)    a true and complete copy, certified by an officer or other representative of Seller, of the resolutions duly and validly adopted by the Board of Directors, managers, or members of Seller, evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby;

(xii)    evidence of the termination of all financing statements and the release of all Encumbrances filed or outstanding against the Purchased Assets, if any;

(xiii)    each Required Consent obtained from each Person identified on Section 2.5(b) of the Disclosure Schedules whose waiver of a right or default or consent to the transactions contemplated by this Agreement was required to be obtained prior to the Effective Date;

(xiv)    a certificate, in form and substance reasonably satisfactory to the Purchaser, as to the non-foreign status of Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations and an Internal Revenue Service Form W-9 claiming complete exemption from U.S. backup withholding for Seller, duly executed by Seller;

(xv)    an application for a Tax Clearance Certificate from the Michigan Department of Treasury; and

(xvi)    such other agreements and documents required to be delivered by Seller at or prior to the Effective Date pursuant to this Agreement or as Seller and the Purchaser may mutually agree, including, without limitation, a flow of funds memorandum (the “Flow of Funds”).

(b)    Contemporaneously with the execution and delivery of this Agreement, the Purchaser has delivered or caused to be delivered to the Seller, to the extent applicable:

(i)    the Closing Purchase Price by wire transfer to an account designated by Seller;

(ii)    a counterpart to the Escrow Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(iii)    a counterpart to the Bill of Sale, duly executed and delivered by a duly authorized Representative of the Purchaser;

(iv)    a counterpart to the Assignment and Assumption Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(v)    a counterpart to the Intellectual Property Assignment Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(vi)    A counterpart to the TSA;

(vii)    A counterpart to the LEA;

(viii)    A counterpart to the Real Estate Purchase Agreement and all other documents required to be delivered under the Real Estate Purchase Agreement;

(ix)    a reasonably current certificate of existence or good standing for the Purchaser, issued by its jurisdiction of formation;

(x)    a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser, evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby, as applicable;

(xi)    a copy of the certificate of formation of the Purchaser, certified by the secretary of state, and a copy of the bylaws (or code of regulation) of the Purchaser, certified by an officer of the Purchaser; and

(xii)    such other agreements and documents required to be delivered by the Purchaser at or prior to the Effective Date pursuant to this Agreement or as Seller and the Purchaser may mutually agree, including, without limitation, the Flow of Funds.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), each of the Seller Parties hereby jointly and severally represent and warrant to the Purchaser as of the Effective Date that each statement contained in this ARTICLE II is true and correct. To the extent any of the Purchased Assets are in Selling Equityholder’s name, references to “Seller” in representations relating to the Purchased Assets shall be deemed to include Selling Equityholder in relation to representations such Purchased Assets in Selling Equityholder’s name.

Section 2.1    Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances except for the Permitted Encumbrances, and there are no restrictions on Seller’s right to transfer the Purchased Assets to the Purchaser pursuant to this Agreement. Except as set forth on Section 2.1 of the Disclosure Schedules, Seller is not a party to any purchase right or other commitment (other than this Agreement) that could require Seller or, after the Effective Date, the Purchaser, to sell, transfer or otherwise dispose of any of the Purchased Assets. Subject to ordinary wear and tear, all material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Seller is in commercially reasonable operating condition and repair and are reasonably fit and usable for the purposes for which they are being used in all material respects. The Tangible Personal Property is adequate and sufficient in all material respects to conduct the Business as currently conducted.

Section 2.2    Organization; Standing; Qualification and Power. Seller is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. Seller has all entity power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. Seller is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license. True and complete copies of the articles of incorporation, articles of organization, bylaws, operating agreement, or other comparable governing documents of Seller, as in effect as of the date hereof, have been made available to the Purchaser.

Section 2.3    Authority; Execution and Delivery; Enforceability. Each of the Seller Parties has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Seller Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Seller Parties of this Agreement has been, and in the case of the Related Documents to which such Seller Party will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which such Seller Party will be a party will be when delivered, duly authorized by all requisite action on the part of such Seller Party. This Agreement has been, and upon its execution and delivery each of the Related Documents to which such Seller Party will be a party will be, duly and validly executed and delivered by such Seller Party. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Seller Party will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Purchaser will be a party have been duly authorized, executed and delivered by the Purchaser, a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 2.4    Capitalization. All of the units of the Seller are validly issued, fully paid and non-assessable. Except as set forth on Section 2.4 of the Disclosure Schedules, there are no outstanding (i) securities convertible into or exchangeable for membership or other ownership interests of Seller, (ii) options, warrants, calls or other rights to purchase or subscribe for membership or other ownership interests of Seller, or (iii) Contracts of any kind to which Seller is subject or bound requiring the issuance after the date hereof of (A) any membership or other ownership interests of Seller, (B) any convertible or exchangeable security of the type referred to in clause (i), or (C) any options, warrants, calls or other rights of the type referred to in clause (ii). Seller does not own any other interests in any other entity, including any options, warrants, calls or other rights to purchase or subscribe for membership or other ownership interests of any other entity or Contracts related to the same.

Section 2.5    No Conflict; Consents.

(a)    Except as set forth on Section 2.5(a) of the Disclosure Schedules, as of the date hereof, the execution, delivery and performance of this Agreement by each of the Seller Parties, and the consummation by such Seller Party of the transactions contemplated hereby, will not, (i) violate any provision of the organizational documents of the Seller, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations or acceleration of any obligation or to loss of a benefit) under, any Assigned Contract, provided, that Seller shall use its commercially efforts, at Seller’s cost and expense, to assist Purchaser in obtaining the Big Three Consents as further set forth herein; or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to any of the Seller Parties or by which any of the Purchased Assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Seller to conduct their business as currently conducted.

(b)    Except for the consents, waivers, approvals, authorizations, filings, registrations or notifications set forth on Section 2.5(b) of the Disclosure Schedules (the “Required Consents”), as of the date hereof, the execution, delivery and performance of this Agreement by each of the Seller Parties, and the consummation by such Seller Party of the transactions contemplated hereby, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification (“Authorization”) to, any Governmental Authority or other Person except for: (i) any facts or circumstances related to the Purchaser; and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications from Persons other than any Governmental Authority which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of Seller to conduct its business as currently conducted or prevent or materially impair or delay any the Seller Parties’ ability to consummate the transactions contemplated hereby.

Section 2.6    Financial Statements.

(a)    Except as set forth on Section 2.6(a) of the Disclosure Schedules, true and complete copies of the following have been provided to the Purchaser: (i) the balance sheets of Seller as of December 31, 2018, December 31, 2019, December 31, 2020 and the related profit and loss statements of Seller as of December 31, 2018, December 31, 2019, December 31, 2020, together with all related notes and schedules thereto (the “Annual Financial Statements”) and (ii) the balance sheet of Seller as of July 31, 2021, and the related profit and loss statements for the five month period ended July 31, 2021, and the month ended July 31, 2021, respectively (the “Interim Financial Statements” and the Annual Financial Statements, the “Financial Statements”).

(b)    Except as set forth in the Financial Statements (including the notes thereto) or on Section 2.6(b) of the Disclosure Schedules, as of the date hereof, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Seller taken as a whole) and (ii) fairly present, in all material respects, the financial position and the results of the profit and loss statements of the Seller as of the dates and for the periods indicated therein (subject, in the case of Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Seller taken as a whole).

Section 2.7    No Undisclosed Liabilities. Except as set forth on Section 2.7 of the Disclosure Schedules, there are no Liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Seller other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Financial Statements or the notes thereto of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business of the Seller consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arises out of any Proceeding), (iii) expressly disclosed in the Disclosure Schedules, or (iv) arising out of the performance (but not the breach) of the Assigned Contracts.

Section 2.8    Absence of Certain Changes. Except as set forth on Section 2.8 of the Disclosure Schedules, as contemplated by this Agreement or any of the Related Documents, since the date of the Interim Financial Statements until the date of this Agreement:

(a)    there has been no Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

(b)    Seller has conducted its businesses in the ordinary course of business;

(c)    there has been no incurrence of any indebtedness for borrowed money in connection with the Business, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(d)    there has not been any cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e)    there have not been any capital expenditures in an aggregate amount exceeding One Hundred Thousand and 00/100 Dollars ($100,000.00) which would constitute an Assumed Liability;

(f)    there has not been an imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g)    Seller has not suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individual or in the aggregate, materially impair the ability of the Seller to operate in the ordinary course of business;

(h)    Seller has not made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions or new hires;

(i)    Seller has not sold, licensed, assigned, transferred, mortgaged, pledged or subjected to any Encumbrance any Purchased Asset, except for Permitted Encumbrances or sales or licenses in the ordinary course of business which is consistent with past practice;

(j)    Seller has not made any change in accounting principles or methods (other than actions required to be taken by GAAP), or in the manner of keeping books, accounts and records of Seller which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;

(k)    Seller has not made, changed or rescinded any Tax election, adopted or changed any annual accounting period or any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settlement or compromise of any proceedings with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l)    Seller has not made or granted any increase in benefits payable under any Benefit Plan, amended or terminated any Benefit Plan or adopted any new Benefit Plan;

(m)    there has been no amendment or modification, waiver or express termination of any Assigned Contract, other than any expiration of a Assigned Contract in accordance with its terms or any amendment, modification or waiver that has been delivered to Purchaser prior to the date hereof;

(n)    there has been no settlement, or offer or proposal to settle, any Proceeding involving or against Seller or any of its respective officers, directors, shareholder, assets or properties, or that relates to the transactions contemplated hereby or the Purchased Assets;

(o)    there has not been any purchase or other acquisition of any property or asset that constitutes a Purchased Asset, except for purchases of Inventory or supplies in the ordinary course of business; or

(p)    none of the Seller Parties have agreed to do any of the foregoing.

Section 2.9    Compliance with Law; Permits.

(a)    Seller is, and has been at all times since January 1, 2016, in material compliance with all Laws applicable to its business, including all laws applicable to the Acquired Real Property, except (i) as set forth on Section 2.9(a) of the Disclosure Schedules or (ii) for such instances of non-compliance which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Seller to conduct its business as currently conducted. Seller has not received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be reasonably expected to result in a fine, penalty or expense or affect the ability of Seller to conduct its business as currently conducted.

(b)    Seller has the Permits set forth on Section 2.9(b) of the Disclosure Schedules as of the date hereof, which constitute all of the Permits necessary for the conduct of the Business as now being conducted by Seller. All such Permits are valid and in effect, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. As of the date hereof, no Proceedings are pending or, to the Knowledge of Seller, threatened to revoke, suspend or cancel any such Permit. Subject to receipt of the Required Consents (as applicable), none of the Permits of Seller will be terminated, revoked, suspended or canceled by the transactions contemplated hereby or the Related Documents.

Section 2.10    Litigation.

(a)    Except as set forth on Section 2.10(a)(i) of the Disclosure Schedules, as of the date hereof, there is no Proceeding pending against Seller or otherwise directly involving any of the Purchased Assets. Except as set forth on Section 2.10(a)(ii) of the Disclosure Schedules, to the Knowledge of Seller, there is no Proceeding threatened against Seller or the Business or the Purchased Assets that (i) involves a claim in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) or (ii) involves a claim for an unspecified amount which would have a Material Adverse Effect.

(b)    Except as set forth on Section 2.10(b)(i) of the Disclosure Schedules, since January 1, 2016, there has been no Proceeding against Seller or otherwise directly involving any of the Purchased Assets that (i) resulted in Seller incurring any fine, penalty or expense in excess of Fifty Thousand and 00/100 Dollars ($50,000.00), (ii) resulted in the grant of any injunctive relief or any orders, writs, judgments, injunctions, decrees, rulings, verdict, awards, settlement agreements or similar orders (“Order”) imposing any obligation on Seller or any of the Purchased Assets which has not been fully performed or discharged or (iii) which had or is reasonably expected to have a Material Adverse Effect. To the Knowledge of Seller, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the ability of Seller to conduct the Business as currently conducted or with a potential exposure to Seller of any fine, penalty or expense which would or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.10(b)(ii) of the Disclosure Schedules, to the Knowledge of Seller, there are no outstanding Order(s) by which Seller or any of the Purchased Assets are subject to or bound, in respect of Proceedings required to be disclosed on Section 2.10(b)(i) of the Disclosure Schedules.

(c)    Except as set forth on Section 2.10(c) of the Disclosure Schedules, there is no Proceeding by Seller pending or, to the Knowledge of Seller, that Seller intends to initiate.

Section 2.11    Employee Matters.

(a)    Section 2.11(a) of the Disclosure Schedules sets forth a complete and accurate list of each Benefit Plan. Seller has made available to the Purchaser, with respect to each Benefit Plan, (i) a true and complete copy of each writing constituting a part of such Benefit Plan (and where no such copy exists, an accurate description thereof); (ii) where applicable, a copy of any trust agreement, insurance policy or other funding arrangement; (iii) in the case of any Benefit Plan subject to ERISA, a copy of any current summary plan description and summaries of material modifications; (iv) in the case of a Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination letter from the IRS or, if the Benefit Plan is in an IRS pre-approved format, an opinion letter from the IRS to plan practitioner that the Benefit Plan may rely on; (v) in the case of a Benefit Plan for which a Form 5500 or Form 5500-SF is required to be filed, of copy of the three (3) most recently filed Forms 5500 and Forms 5500- SF, respectively, with schedules and financial statements attached; (vi) all reports submitted since January 1, 2014 by third-party administrators, actuaries, consultants or other Contractors and financial statements disclosing Liability for all obligations owned under any Benefit Plan; and (vii) all reports submitted since January 1, 2014 from any investment manager, investment advisor, or trustee of such Benefit Plan, (viii) any correspondence since January 1, 2014 from the IRS or U.S. Department of Labor regarding such Benefit Plans, or (ix) any other announcement or other documentation outlining benefits or promises made to any current or former Employee relating to any Benefit Plan.

(b)    Except as set forth on Section 2.11(b)(i) of the Disclosure Schedules, each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller is, and has been at all times established, maintained, funded, operated and administered, and Seller has performed all of its obligations under each Benefit Plan, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code. Except as set forth on Section 2.11(b)(ii) of the Disclosure Schedules, each Benefit that is a Qualified Benefit Plan either is the subject of a favorable determination letter issued by the Internal Revenue Service (“IRS”) or is in an IRS preapproved format and can rely on an opinion letter from the IRS to plan practitioner, to the effect that the form of such Qualified Benefit Plan document is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) of each Benefit Plan and under IRC 501(a) with respect to the tax-exempt status trust through which any Plan is funded. Seller and the “administrator” (as defined under ERISA Section 3(16)(A)) of each Benefit Plan have complied with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and the Code in a timely manner, in compliance with applicable laws and GAAP, and neither is liable for reporting and/or disclosure penalties. To the Knowledge of Seller, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion or otherwise would affect the qualification of such Qualified Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Laws have been timely made or paid in accordance with the terms of such Benefit Plan, applicable Laws, and GAAP. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Benefit Plan have been timely filed or furnished. To the Knowledge of Seller, no event has occurred and no condition exists that would subject Seller by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law. Except as set forth on Section 2.11(b)(iii) of the Disclosure Schedules, each Benefit Plan maintained, sponsored, contributed to, or required to be contributed to by the Seller primarily for the benefit of Employees, directors, managers, Contractors or consultants outside of the United States (an “International Benefit Plan”), if any, is, and has been at all times since January 1, 2014, established, maintained, funded, operated and administered, and the Seller has performed all its obligations under each International Benefit Plan in material compliance with their terms and applicable Laws. All returns, reports, and filings required by any Governmental Authority, or which must be furnished to any Person with respect to each International Benefit Plan, have been timely filed or furnished.

(c)    Except as set forth on Section 2.11(c) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) (i) will result in any payment becoming due to any Employee, manager, Contractor or consultant under any Benefit Plan; (ii) will increase any benefits to Employees, directors, managers, Contractors or consultants otherwise payable under any Benefit Plan; (iii) will result in any acceleration of the time of payment, funding or vesting of any such benefits to Employees, managers, Contractors or consultants under any Benefit Plan; (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Benefit Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise; (v) will constitute a “deemed severance” or “deemed termination” under any Benefit Plan; or (vi) limit or restrict the ability of the Purchaser and its Affiliates to merge, amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(d)    Except as set forth on Section 2.11(d) of the Disclosure Schedules, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Employees beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, related regulations, or any similar state Law or Law of any jurisdiction other than the United States.

(e)    Except as set forth on Section 2.11(e) of the Disclosure Schedules, neither Seller nor any member of its “controlled group” currently, or has ever in the past, maintained, sponsored, contributed to, or had any Liability under a “defined benefit plan” as defined in Section 3(35) of ERISA or any similar Law of any jurisdiction other than the United States, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither Seller nor any member of their respective “controlled group” does currently or has ever in the past maintained, sponsored, contributed to, or had any Liability under a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither Seller nor any member of their respective “controlled group” has engaged in a transaction to which Section 4069 or Section 4212(c) of ERISA would apply.

(f)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)    Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, Seller, or any fiduciary thereof is pending or, to the Knowledge of Seller, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of Seller to any Person, and, no event has occurred or circumstance exists that may give rise to any such Liability.

(h)    Except as set forth on Section 2.11(h) of the Disclosure Schedules, with respect to each of the Employees and/or, if applicable, Contractors, (i) within the last three (3) years, there has been no, nor, to the Knowledge of Seller, has there been any threat of a, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute; (ii) Seller is not a party to any collective bargaining agreement or other agreement (including without limitation written or oral letters of intent, side bar letters, or other agreements) with a labor or trade organization, and no labor union or similar organization currently represents the employees of Seller; and (iii) Seller has not, in the last ninety (90) days, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar Law of any jurisdiction other than the United States, without complying with the notice requirements and other provisions of WARN or any similar Law of any jurisdiction other than the United States which would cause any material Liability to Seller with respect to each of the Employees.

(i)    Other than as listed in Section 2.11(i) of the Disclosure Schedules, no employee of Seller or any Affiliate of Seller, since becoming an employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Authority. Neither Seller nor any Affiliate of Seller is or has ever been a signatory to a collective bargaining agreement with any trade union, labor organization or group. To the Knowledge of the Seller, no representation election petition or application for certification has been filed by employees of the Seller or any Affiliate of Seller or is pending with the NLRB or any other Governmental Authority and, to the Knowledge of the Seller, except for the union related to the CBA, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Seller or any Affiliate of Seller has occurred, is in progress or is threatened. Neither Seller nor any Affiliate of Seller is a federal or state contractor.

(j)    Neither the Seller nor any Affiliate of Seller is or has been engaged in any unfair labor practice and the Seller is not aware of any pending, or to the Knowledge of Seller, threatened labor board proceeding of any kind, including any such proceeding against the Seller or any Affiliate of Seller or any trade union, labor union, employee organization or labor organization representing the Seller’s or any Affiliate of Seller’s employees. No citation has been issued by OSHA against the Company or the Subsidiary and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Company or the Subsidiary has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary under the Laws administered or enforced by OSHA or any other applicable Law relating to occupational safety and health.

(k)    Other than as listed in Section 2.11 (k) of the Disclosure Schedules, all of the employees of Seller are “at will” employees. To the Knowledge of Seller, there are no facts that would indicate that the Contractors or any of the employees set forth on Section 2.11(k)(i) of the Disclosure Schedules will not continue in the employ of or other relationship with the Purchaser after the Effective Date. Seller: (i) has properly classified all individuals providing services to Seller as Contractors (including proper classification as dependent or independent, to the extent applicable) or employees, as the case may be; and (ii) has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees or Contractors. Except as accrued as a current liability on the Interim Financial Statements, all wages, bonuses, unpaid vacation pay, and other compensation, if any, due and payable as of the Effective Date to all present Employees and Contractors of Seller have been paid in full, or will be paid in full, to such Employees and Contractors prior to the Effective Date. Except as set forth on Section 2.11(k)(ii) of the Disclosure Schedules, there are no actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings against Seller pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee or Contractor, including, without limitation, any claim relating to unfair labor practices, common or related employer, employment discrimination, harassment, retaliation, equal pay, wage and hour law violations or any other employment related matter arising under applicable Laws, except for such actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Seller to conduct the Business as currently conducted.

(l)    Each of Seller has paid in full all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Laws in all jurisdictions in which it does business including current employer contributions, assessments and filings, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts. Seller has not been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges under such Laws, and there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or the applicable experience rating plan or program.

(m)    To the Knowledge of Seller, Seller and the staffing or employment agencies that Seller uses for which Seller may have joint employer liability, are in compliance with all applicable Laws including the common law relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, rest and meal breaks, FLSA and FMLA compliance, recordkeeping, non-discrimination, pay equity, labor relations, privacy, disability accommodation, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, the payment of employee welfare and retirement benefits, and employment insurance including the full payment of all required social security contributions and Taxes. To the Knowledge of Seller, each Employee and Contractor of Seller is lawfully authorized to work in the country in which the Employee or Contractor is working.

(n)    Each Benefit Plan that is subject to Section 4980H of the Code has been administered in compliance with Section 4980H of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder and maintained by Seller so that Seller would not be subject to any assessable payments under Section 4980H of the Code.

(o)    Seller shall follow the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Purchaser Employees. Under this procedure, (i) Seller shall provide all required Forms W-2 to (x) all Purchaser Employees reflecting wages paid and Taxes withheld by Seller in respect of such Purchaser Employees’ employment with Seller through the Effective Date, and (y) all other Employees and former Employees of Seller who are not Purchaser Employees reflecting all wages paid and taxes withheld by Seller, and (ii) Purchaser (or one of its Affiliates) shall provide all required Forms W-2 to all Purchaser Employees reflecting all wages paid and taxes withheld by Purchaser (or one of its Affiliates) after the Effective Date.

(p)    At all times prior to Closing, Seller provided all Employees with a safe and suitable workplace that materially complied with all applicable safety and health standards, statutes and ordinances, provided all required information and safety equipment applicable to such Employees, and adhered to OSHA recordkeeping requirements.

Section 2.12    Taxes. Except as set forth on Section 2.12 of the Disclosure Schedules,

(a)    (i) all Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns are true and complete in all respects; (iii) all Taxes (whether or not shown on any Tax Return) of Seller have been fully and timely paid when due; (iv) the unpaid Taxes of Seller (A) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (other than a reserve for deferred Taxes) in each case as set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the date of the relevant Financial Statement through the Effective Date in accordance with the past custom and practice of Seller;

(b)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(c)    Seller has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains open;

(d)    Seller has timely withheld and paid over to the appropriate Tax Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, members, shareholders, creditor, holder of securities or other third party, and Seller and any of their former Affiliates has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto;

(e)    Seller is a not party to any Tax allocation or sharing agreement;

(f)    No claim has been made by any Tax Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction;

(g)    Seller is not, and has not been a party to, or a promoter or, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b);

(h)    There are no investigations, audits, actions or proceedings currently pending or, to Seller’s Knowledge, threatened against Seller by any Tax Authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against Seller, and there are no matters under discussion, audit or appeal between Seller and any Tax Authority with respect to the assessment or collection of Taxes;

(i)    There are no Tax liens on any of the Purchased Assets other than Permitted Encumbrances;

(j)    Seller does not have any Liability for Taxes of any Person (other than the Seller) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code, or any similar provision of state, local, or foreign Law, as a transferee or successor, by Contract or otherwise; and

(k)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 2.13    Real Property.

(a)    Section 2.13(a) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all Acquired Real Property. The Acquired Real Property comprises all real property used by Seller in the conduct of the Business. Except as set forth on that certain Title Commitment from First American Title Insurance Company (No: TC13-99090), dated August 16, 2021 (the “Title Commitment”), a copy of which is included as Exhibit 1 to Section 2.13 (a) of the Disclosure Schedules, there are no Encumbrances against Seller’s interest in the Acquired Real Property.

(b)    To the Knowledge of Seller, and except as set forth on Section 2.13(b) of the Disclosure Schedules, neither the Acquired Real Property nor the use by Seller of the Acquired Real Property is in material violation of any applicable Laws including, for clarity, any Environmental Laws. To the Knowledge of Seller, Seller has not received any notice from any Governmental Authority or any Person alleging violations on the Acquired Real Property of any Law.

(c)    Seller is not a party to any, nor to the Knowledge of Seller is there any threatened, Proceeding for the rezoning of the Acquired Real Property or any portion thereof, or the taking of any other action by any Governmental Authority that would have an adverse or material effect on the value of the Acquired Real Property or use thereof.

(d)    Seller has timely and properly performed or otherwise satisfied all obligations of any nature, imposed on such Seller under any Encumbrance that affects any of the Acquired Real Property, except for those Encumbrances which do not impose any obligations (e.g. easements). To the Knowledge of Seller, Seller has not received any notice from any Governmental Authority or other Person, alleging that Seller is in default under, or has failed to timely satisfy any of its obligations under, any Encumbrance recorded against the Acquired Real Property (or any portion thereof).

(e)    Seller is the owner in fee simple of the Acquired Property and owns good and marketable title to the Acquired Property free and clear of all Encumbrances (except as set forth in the Title Commitment). The Acquired Property has access to water, sewer, gas, electric, telephone, drainage and other utility facilities and services. To the Knowledge of Seller, Seller has not received any notice advising or alleging of the existence of any fact or condition that would or could result in the termination or impairment of the furnishing of service to the Acquired Real Property of water, sewer, gas, electric, telephone, drainage or other such utility services.

(f)    To the extent the Acquired Real Property comprises a single “parent parcel” or “parent tract” within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended (“Land Division Act”), Seller owned the Acquired Real Property on March 31, 1997, the effective date of the Act, and Seller has not divided the Acquired Real Property and/or used or transferred any right to make division(s) with respect to the Acquired Real Property.

Section 2.14    Intellectual Property.

(a)    Section 2.14(a) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of each of the following items of Intellectual Property of Seller, and sets forth whether such Intellectual Property is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Intellectual Property: trade names, trademarks, service marks, trade dress, and logos, whether or not registered, and all registrations of and applications therefor; registered copyrights and applications therefor; patents and applications therefor; domain names and registrations thereof; and social media accounts.

(b)    Section 2.14(b) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all Software (indicating part number and current version number) of the Seller, including whether such Software is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Software.

(c)    Section 2.14(c) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all agreements (whether written or oral) relating to Intellectual Property or Software to which Seller is a party or is otherwise obligated, including any agreement by which Seller (i) has licensed any Person under any Owned Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, an “Intellectual Property License”) or (ii) is licensed under any Intellectual Property owned by another Person (a “Third Party Intellectual Property”; such agreement, a “Third Party Intellectual Property License”). The parties acknowledge and agree that Section 2.14(c) of the Disclosure Schedules does not contain, and Seller is not obligated to list or disclose, the following agreements relating to Intellectual Property or Software, provided that such Intellectual Property or Software is not utilized with a Product or Service, where Seller is the licensee: (x) those agreements relating to non-customized “off-the-shelf” Software in a version that its licensor makes generally available to its customers and which Seller uses pursuant to a standard shrink-wrap license agreement and (y) those agreements relating to non-customized online-delivered or online-accessible Software in a version that its licensor makes generally available to its customers and which Seller uses pursuant to a standard click-wrap license agreement.

(d)    To Seller’s Knowledge, the Owned Intellectual Property is valid and enforceable. The Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part. Except as set forth on Section 2.14(d) of the Disclosure Schedules, no claim, demand or notice has been made or given in writing, and no proceeding is pending or, to the Seller’s Knowledge, threatened, (i) contesting or challenging the validity, enforceability, use or ownership of any of the Owned Intellectual Property, or (ii) claiming that Seller is in default under any Third Party Intellectual Property License. To the Seller’s Knowledge, except as set forth on Section 2.14(d) of the Disclosure Schedules, no claim, demand or notice has been made or given in writing, and no proceeding is pending, alleging or suggesting that any of the Products or Services, or any technology or materials used in connection therewith, including Owned Software, infringes upon, misappropriates or violates any Intellectual Property of any Person.

(e)    As of the date hereof , to Seller’s Knowledge, (i) none of the Products or Services, nor any technology or materials used in connection therewith, including Owned Software, infringes upon, misappropriates or violates any Intellectual Property of any Person and (ii) no Person is infringing, misappropriating or violating the Owned Intellectual Property.

(f)    Seller has taken reasonable care, including reasonable steps, to protect Seller’s rights in Confidential Information and trade secrets and to protect the Confidential Information and trade secrets of others who have provided such Confidential Information and trade secrets to Representatives of Seller in confidence.

(g)    Except as set forth on Section 2.14(g) of the Disclosure Schedules, all current and former Employees, Representatives, and Contractors of Seller who have had access to and developed Intellectual Property owned by or licensed by Seller have executed written instruments that assign to Seller all rights, title, and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings, and other works of authorship, and information relating to the Business or any of the Products or Service, and (ii) Intellectual Property relating thereto.

(h)    All Intellectual Property of Seller, to Seller’s Knowledge, including Software has been legally obtained and is transferable at the Effective Date (to the extent assignable).

Section 2.15    Material Contracts.

(a)    Except as set forth on Section 2.15(a) of the Disclosure Schedules, as of the date hereof, Seller is not a party to any Contract:

(i)    relating to any Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00);

(ii)    relating to any Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00);

(iii)    relating to any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00);

(iv)    relating to any written employment, consulting or similar arrangements requiring payment by Seller of base annual compensation in excess of Seventy Five Thousand and 00/100 Dollars ($75,000.00);

(v)    relating to any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)    relating to any written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller, other than in the ordinary course of business;

(vii)    that by its terms grants an Encumbrance (which will exist after the Effective Date) upon any Purchased Asset;

(viii)    that by its terms provides for the sale, assignment, license or other disposition of any material asset or right of Seller, other than in the ordinary course of business, other than any Intellectual Property Licenses;

(ix)    pursuant to which Seller (A) paid more than Five Hundred Thousand 00/100 Dollars ($500,000.00) in the last fiscal year or (B) received more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the last fiscal year and not otherwise listed in any other portion of Section 2.15(a) of the Disclosure Schedules;

(x)    that by its terms contains any covenant or provision currently in effect limiting the freedom of Seller from engaging in a line of business or competing in any geographic area;

(xi)    that by its terms grants to Seller the exclusive right to provide Products and Services;

(xii)    pursuant to which Seller is by its terms obligated to make any severance, termination, change in control, or similar payment to any current or former Employee, officer, director, or manager;

(xiii)    containing covenants or other obligations of Seller pertaining to the non-solicitation of employees, customers or Contractors or granting any Person a right of first refusal, first offer, first negotiation or other exclusivity, requirements, output or “most favored customer” provisions or similar restrictions on the operation or scope of the Business or operations;

(xiv)    that is a partnership or joint venture agreement in which Seller participates as a general partner or joint venturer;

(xv)    pursuant to which Seller has advanced or loaned any amount to any of its directors, officers, or employees outside the ordinary course of business;

(xvi)    with any Governmental Authority outside the ordinary course of business; or

(xvii)    any outstanding written legally binding commitment to enter into any agreement of the type described in the foregoing subsections of this Section 2.15(a).

The purchase orders listed in Disclosure Schedule 2.15 (a) each customer or supplier, as the case may be, is indicative of the form of such purchase order only and is not a complete listing of each contract for such customer or supplier, as the case may be (copies of which were made available to the Purchaser upon request). Notwithstanding the foregoing, the Seller hereby represents that each purchase order for such customer or supplier, as the case may be, that there are no material deviations from the form of such purchase order included in the Disclosure Schedule 2.15(a) and that each such purchaser order is, unless otherwise explicitly described in Disclosure Schedule 2.15(a), is fulfilled, provided, however, Purchaser agrees and acknowledge that a copy of Seller’s open purchaser order report (which will be set forth on Disclosure Schedule 2.15(a)) shall be sufficient for purposes of disclosing all non-fulfilled orders.

(b)    The Assigned Contracts constitute all of the contracts needed by Seller to operate its Business as currently conducted by Seller.

(c)    Except as set forth on Section 2.15(b) of the Disclosure Schedules, each Assigned Contract is in full force and effect and constitutes the legal, valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party thereto, enforceable against such party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. To the extent in Seller’s possession or control, Seller has made available to the Purchaser complete and correct copies of all written Assigned Contracts, together with all amendments, supplements or modifications thereto. There are no oral Assigned Contracts with a value greater than Fifty Thousand Dollars ($50,000). Seller, nor, to the Knowledge of Seller, any other party to any Assigned Contract, is in breach of, or in default under, such Assigned Contract, in any material respect. To the Knowledge of Seller, as of the date hereof, no party has given any written notice of termination or cancellation of any Assigned Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Assigned Contract.

Section 2.16    Insurance.

(a)    Section 2.16(a) of the Disclosure Schedules contains a true and complete list, as of the date hereof, of all policies of insurance in force as of the date hereof with respect to the insurance of the Purchased Assets and the remaining limits of each policy. To the Knowledge of Seller, as of the date hereof, such policies are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

(b)    With respect to each policy of insurance listed on Section 2.16(a) of the Disclosure Schedules, as of the date hereof, (i) Seller has not received any written notice that it is in material default with respect to any obligations under any such policy or has received any written notice that such policy has been or shall be canceled or terminated, (ii) all premiums are paid up in full or all premium installment payments are current, and (iii) to the Knowledge of Seller, no such policy will terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on Section 2.16(b) of the Disclosure Schedules, with respect to such policies, from January 1, 2016 until the date of this Agreement, there have not been any Claim(s) (as that term is defined in the respective insurance policies) made against Seller in which the applicable insurer has denied coverage in writing.

Section 2.17    Environmental Matters. Except as set forth on Section 2.17 of the Disclosure Schedules,

(a)    To the Knowledge of Seller, Seller is in, and at all times since January 1, 2016 been in, compliance in all material respects with all Environmental Laws.

(b)    With respect to the Acquired Real Property, Seller has not received any court order, demand, notice, or other written communication relating to any (i) actual, alleged, or potential violation of or failure to comply with any Environmental Law or (ii) actual or potential Liability resulting from or arising under any Environmental Law or otherwise relating to Hazardous Substances; or (iii) actual or potential Liability with respect to any off-site Environmental Law matter including but not limited to, Hazardous Substances handling, transportation, treatment, storage, management or disposal services facilities or locations used by Seller.

(c)    There are no pending or, to the Knowledge of Seller, threatened claims against Seller resulting from any Liability or arising under or pursuant to Environmental Law, with respect to, arising from, or affecting any of the Acquired Real Property or any other asset owned or used by Seller.

(d)    To the Knowledge of Seller, there is no Hazardous Substance present on or under the Acquired Real Property in material violation of Environmental Law.

(e)    To the Knowledge of Seller, none of the Acquired Real property contains any (i) above-ground or underground storage tanks, or (ii) landfills, surface impoundments, or Hazardous Substance disposal areas.

(f)    To the Knowledge of Seller, no Hazardous Substances have been transported, discharged, released, spilled or disposed from the Acquired Real Property during Seller’s occupancy of the Acquired Real Property in material violation of any Environmental Law; to Seller’s Knowledge, no Hazardous Substances have been generated, handled, treated, stored, managed or disposed of at, on or under any of the Acquired Real Property by Seller during Seller’s occupancy of any of the Acquired Real Property in material violation of any Environmental Law; to the Knowledge of Seller, and there has been no release of Hazardous Substances at or from the Acquired Real property by Seller during Seller’s occupancy of any such Real Property, or arising from the operations of any members or equityholders of Seller in connection with the Acquired Real Property during Seller’s occupancy of such Acquired Real Property or the Business, in material violation of any Environmental Laws.

(g)    No portion of the Acquired Real Property, is listed on, or to Seller's Knowledge, proposed for listing on, the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 6901 et. seq., or any similar state list.

(h)    Except as set forth in Section 2.17(h) of the Disclosure Schedules, Seller has not entered into, agreed to, or been issued any order, injunction, judgment or similar directive, or to Seller's Knowledge, investigation, relating to compliance with any Environmental Laws or to the investigation or cleanup of Hazardous Substances under any Environmental Law, relating to the Acquired Real Property.

(i)    Seller has delivered to the Purchaser copies (if any) of all written reports, studies, analyses, or tests initiated by or on behalf of or in the possession of Seller pertaining to Environmental Laws, including Hazardous Substances on or under the Acquired Real Property, or concerning compliance by Seller with Environmental Laws.

(j)    To the Knowledge of Seller, Seller has all Environmental Permits necessary for their respective operations at the Acquired Real Property to comply with in all material respects of Environmental Laws and is in material compliance with the terms of any such Environmental Permits.

Section 2.18    Related Party Transactions. Except as set forth on Section 2.18 of the Disclosure Schedules, neither Seller nor any of Seller’s Affiliates or any member, manager or officer of Seller, (a) has, or during the last fiscal year has had, any direct or indirect interest (i) in, or is or during the last fiscal year was a director, manager officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller, except for a passive interest in the securities of a publicly traded company or (ii) in any material property, asset or right that is owned or used by Seller in the conduct of the Business, or (b) is, or during the last fiscal year has been, a party to any Contract or transaction with Seller.

Section 2.19    Brokers and Finders. Except as set forth on Section 2.19 of the Disclosure Schedules, Seller has not employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which Purchaser or will have Liability following the Effective Date.

Section 2.20    Inventory. Any Inventory of Seller consists of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business at normal profit margins consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any such Inventory is owned by Seller, free and clear of all Encumbrances (except for Permitted Encumbrances) and no such Inventory is held by Seller on a consignment basis other than as listed on Section 2.20 of the Disclosure Schedules which includes a list of all Inventory which Seller has consigned with a third party and the physical location and dollar amount of such Inventory.

Section 2.21    Accounts Receivable. Except as set forth on Section 2.21 of the Disclosure Schedules, the accounts receivable reflected on the Interim Financial Statements, (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the business consistent with past practice. The reserve for bad debts applicable to accounts receivable shown on the Financial Statements or, with respect to accounts receivable arising after the date of the most recent Financial Statements, on the accounting records of Seller, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 2.22    Customers and Suppliers.

(a)    Section 2.22(a) of the Disclosure Schedules sets forth (i) an accurate list of the fifteen (15) largest customers of Seller, as measured by the revenue paid from such customer to Seller for the most recent fiscal year and (ii) the amount of revenue paid by each such customer during such period. Seller has not received any written notice from any customer required to be listed on Section 2.22(a) of the Disclosure Schedules that such customer (1) has ceased, or intends to cease after the Effective Date, to use its Products or Services, (2) has otherwise ceased or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with Seller (excluding any reductions in the ordinary course consistent with the customer’s past practices) or has requested, or has indicated it intends to request, a material change to the terms or prices at which such customer purchases Products or Services from Seller including, for each of (1), and (2), because of the announcement or pendency of this Agreement or the identity of Purchaser. To the Knowledge of Seller, no customer required to be listed on Section 2.22(a) of the Disclosure Schedules intends to take any action set forth in the preceding sentence.

(b)    Section 2.22(b) of the Disclosure Schedules sets forth (i) an accurate list of the ten (10) largest suppliers and/or vendors of Seller, as measured by the consideration paid by Seller to such supplier and/or vendor for the most recent fiscal year and (ii) the amount of consideration paid to each such supplier and/or vendor for such period. Seller has not received any written notice from any supplier and/or vendor required to be listed on Section 2.22(b) of the Disclosure Schedules that such supplier and/or vendor (1) has ceased, or intends to cease, to supply goods or services to Seller or (2) has otherwise terminated or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with Seller, including, for each of (1) and (2), because of the announcement or pendency of this Agreement or the identity of the Purchaser. To the Knowledge of Seller, no supplier and/or vendor required to be listed on Section 2.22(b) of the Disclosure Schedules intends to take any action set forth in the preceding sentence.

(c)    Section 2.22 (c) of the Disclosure Schedules sets forth an accurate list of any: (i) overpayments made by any customer within the last three (3) years and (ii) amounts which, at the Effective Date, remain outstanding as an overpayment (“Overpayment Balance”). Seller hereby represents that each Overpayment Balance is reflected in Seller’s balance sheets as a liability or as a contra to the accounts receivable. Purchaser and Seller hereby agree that, should a customer claim an Overpayment Balance, Purchaser shall pay such Overpayment Balance directly to such customer and Purchaser shall be entitled to an amount equal to such Overpayment Balance from the Escrow Fund, provided, however, Purchaser shall first review the customer’s claim with Seller to review customer’s net balances, and such amount to be released to Purchaser within five (5) Business Days of a mutually agreed upon notice to the Escrow Agent.

Section 2.23    Anti-Corruption.

(a)    Seller has not taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law in any jurisdiction applicable to Seller (“Anticorruption Law”), including offering, paying, authorizing or ratifying any bribe, kickback, or other illicit payment to obtain favorable treatment in securing business or otherwise to obtain special concessions for Seller. Seller has properly recorded on its Financial Statements and not made any false or fictitious entries in its books and records relating to any offer, payment, promise to pay, or authorization of the payment of any money, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment. Seller, nor to the Knowledge of Seller, any of its employees, Contractors, or Representatives, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anticorruption Law.

(b)    To Seller’s Knowledge, neither Seller nor any officer, manager, broker or agent acting on behalf of Seller (i) is or has been in violation of any Sanctions or (ii) has conducted any business or has engaged in making or receiving any contribution of goods, services or money to or for the benefit of any Person subject to any Sanctions, or in any country or territory subject to any Sanctions.

Section 2.24    Books and Records. Except as set forth on Section 2.24 of the Disclosure Schedules, the books of account and other financial records of Seller, which have been made available to Purchaser to the extent the Purchaser has so requested, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with all applicable Laws in all material respects. Seller has devised and maintained systems of internal accounting controls with respect to their business sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with the a general or specific authorization, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and (c) access to their property and assets is permitted only in accordance with a general or specific authorization.

Section 2.25    Product Warranty. To Seller’s Knowledge, each Product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or Service provided or rendered by Seller complies in all material respects with all applicable contractual (or customer) specifications, requirements and covenants and all express and implied warranties made by Seller, and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable terms and conditions for such Product or Service, and as of the date hereof, Seller does not have any material liability for replacement, repair, or other damages in connection with such Product or Service.

Section 2.26    Disclosure. Neither this Agreement (including all the exhibits and schedules hereto), the Related Documents, nor any certificates made or delivered in connection herewith or therewith, contains any untrue statement of material fact or omits to state a material fact relating to the Seller, or the Purchased Assets necessary to make the statements herein or therein not misleading to a reasonable person in light of the circumstances under which they were made as of the date hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties, as of the date hereof, that each statement contained in this ARTICLE III is true and correct as it pertains to the Purchaser.

Section 3.1    Incorporation and Authority of the Purchaser. Purchaser is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. Purchaser has all entity power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. Purchaser is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.2    Authority; Execution and Delivery; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement has been, and in the case of the Related Documents to which Purchaser will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which Purchaser will be a party will be when delivered, duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Purchaser will be a party will be, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Purchaser will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Seller Parties will be a party have been duly authorized, executed and delivered by the Seller Parties, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 3.3    No Conflict; Consents.

(a)    The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, will not (i) violate any provision of the certificate of formation or bylaws (or other comparable governing documents) of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which Purchaser is a party or by which any of its properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b), violate any Law applicable to Purchaser or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of a Purchaser Party to conduct its business as currently conducted.

(b)    Except as set forth on Section 3.3(b) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) as may be required as a result of any facts or circumstances related to the Seller Parties and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of the Purchaser to conduct its business as currently conducted or prevent or materially impair or delay the Purchaser’s ability to consummate the transactions contemplated hereby.

(c)    Purchaser and its Affiliates do not own interests in any Person and are not aware of any facts or circumstances pertaining to Purchaser or its respective Affiliates (including any possible other transaction pending or under consideration by Purchaser of any of its respective Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of Purchaser to obtain the consents, authorizations, orders or approvals set forth in Section 2.5(b) and/or Section 3.3(b) or (B) the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Authority to seek to or impose a condition or conditions that could prevent or materially impair or delay the consummation of the transactions contemplated hereby.

Section 3.4    Brokers and Finders. Except as set forth on Section 3.4 of the Disclosure Schedules, the Purchaser has not, nor has any of its respective Affiliates employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

Section 3.5    Due Diligence. Purchaser has conducted and completed all of its due diligence that the Purchaser has deemed necessary to fully evaluate the Business, the Purchased Assets, and the advisability of entering into this Agreement and consummating all transactions contemplated hereby. Purchaser acknowledges that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement; and (ii) neither Seller nor any other person or entity has made any representation or warranty as to Seller, the Business, the Purchaser Assets or this Agreement, except as expressly set forth in this Agreement

Section 3.6    Litigation. To Purchaser’s Knowledge, there are no material suits, actions, orders, writs, injunctions, decrees, indictments or proceedings pending against Purchaser, before any court, arbitration tribunal, or judicial, governmental or administrative agency; nor are there any threatened actions, orders, writs, injunctions, decrees, indictments or proceedings against Purchaser; nor are there any judgments, writs, injunctions, decrees or orders against Purchaser that would in any way interfere with Purchaser’s ability to perform under this Agreement. To Purchaser’s Knowledge, Purchaser is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 3.7    Sufficient Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price at Closing and consummate the transactions contemplated by this Agreement.

Section 3.8    Disclosure. Neither this Agreement (including all the exhibits and schedules hereto), the Related Documents, nor any certificates made or delivered in connection herewith or therewith, contains any untrue statement of material fact or omits to state a material fact relating to the Purchaser necessary to make the statements herein or therein not misleading to a reasonable person in light of the circumstances under which they were made as of the date hereof.

ARTICLE IV.
    CERTAIN COVENANTS

Section 4.1    Confidentiality. From the date of this Agreement until the three (3) year anniversary of the Effective Date, except as required by any applicable Law or legal process, Seller Parties shall treat and hold all Confidential Information as confidential and refrain from using any of the Confidential Information (except as permitted in connection with this Agreement). Notwithstanding the foregoing sentence, except as required by applicable Law or legal process, Seller Parties shall treat and hold any Confidential Information which is a trade secret (as defined by New York state law as of the date hereof) as confidential and refrain from using such trade secret (except in connection with this Agreement) for so long as such Confidential Information remains a trade secret. In the event that a Seller Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is required to disclose any Confidential Information, such Person may disclose the Confidential Information; provided, however, that such Person shall use reasonable best efforts to obtain, at the request and sole expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

Section 4.2    EBITDA. Contemporaneously with the execution of this Agreement, Seller shall submit to Purchaser a statement (the “EBITDA Statement”) setting forth the EBITDA of the Seller for the twelve (12)-month period (the “EBITDA Period”) ending July 31, 2021. As used herein, “EBITDA” shall mean earnings before interest income and interest expense, taxes, depreciation and amortization, without the inclusion of any corporate charges or allocation, determined in accordance with GAAP and consistent with the calculation method set forth on Section 4.2 of the Disclosure Schedules.

Section 4.3    Consents from the Big Three.

(a)    Seller shall use commercially reasonable efforts to assist Purchaser with obtaining the consents or approvals from the big three automotive companies (General Motors, Ford, and Stellantis (each a “Big Three”)) necessary for the assignment of Seller’s contracts with such companies to Purchaser (each, a “Big Three Consent”, and collectively, the “Big Three Consents”).

(b)    The Parties agree to use their respective commercially reasonable efforts to obtain the Big Three Consents as soon as reasonably practicable. From the Effective Date until January 17, 2022, Seller shall, at its own cost and expense, assist Purchaser in connection with obtaining the Big Three Consents, provided, if the Big Three Consents are obtained prior to January 17, 2022, Seller’s assistance shall cease.

Section 4.4    Non-Competition; Non-Solicitation.

(a)    Except as set forth herein, for a period of sixty (60) months commencing on the Effective Date (the “Restricted Period”), the Seller Parties shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of distributing and selling carbon steel, aluminum, and stainless steel to automotive end-use customers with a ship to location (the “Restricted Business”) in the Territory (as defined below in this section); (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) of the Business and customers or suppliers of the Business within the Territory. Notwithstanding the foregoing, each Selling Equityholder, respectively, may (A) own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if such Selling Equityholder is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity, and (B) continue any pre-existing automotive sales within the Territory that are unrelated to the Restricted Business. “Territory” shall mean within a two hundred (200) mile radius of the Acquired Real Property, regardless of the countries located in this radius.

(b)    During the Restricted Period, the Parties shall not, and shall not permit any of their respective affiliates to, directly or indirectly, hire or solicit any person who is offered employment by the other Party or is or was employed by either Party during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, provided, however, nothing contained in this subsection (b) shall prohibit any Party from soliciting prospective employees via general advertisement or solicitation which is not directed specifically to any such employees, provided, however, each Seller Party and its Affiliates shall be expressly permitted to hire or solicit any person that was an employee of Seller immediately prior to the Closing that does not receive an offer of employment from Purchaser or any of its Affiliates immediately after the Closing.

(c)    During the Restricted Period, the Parties shall not, and shall not permit any of their affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the other Party within the Territory or Reciprocal Territory, as applicable, or potential clients or customers of the other Party within the Territory or Reciprocal Territory, as applicable, for purposes of diverting their business or services from such Party.

(d)    The Parties agree to and shall refrain from making, or causing to be made, any disparaging or derogatory statements, either orally or in writing, about one another (including affiliated persons) in public, and from otherwise communicating for public dissemination any information damaging or potentially damaging to the business or reputation of the other.

(e)    Each Party acknowledges that a breach or threatened breach of this Section 4.4 may give rise to irreparable harm to the other Party, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party of any such obligations, the other Party may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)    Notwithstanding anything to the contrary herein, nothing in this Section 4.4 shall be construed to prevent (a) a Party from servicing non-automotive customers, nor restrict either Party’s ability to service any shared customers of Purchaser and its Affiliates, of Seller Parties or their Affiliates (including Gestamp), (b) Seller Parties and their respective Affiliates directly from servicing, (1) the national accounts listed on Section 1.2(e) of the Disclosure Schedules (which will include ITW and Norma), and (2) existing automotive accounts which are not serviced as part of the Business (e.g. out of the facility located at the Acquired Real Property), whether automotive or non-automotive customers, which, for clarity, is limited to the entities listed on Section 4.4(f) of the Disclosure Schedules, or (c) a Party from servicing customers, after the Effective Date, which were acquired and/or assumed prior to or during the Restricted Period by such Party via a transaction (such as an acquisition) after the Effective Date (each an “Acquired Entity”), with a de minimus limit of five percent (5%) of revenue per year, which shall not exceed $5,000,000 in revenue in the aggregate for all Acquired Entities for the Restricted Period, whether such customers are within the Territory or Reciprocal Territory or not.

(g)    For the Restricted Period, the Purchaser shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Reciprocal Territory (as defined below in this section) with respect to Gestamp; (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Reciprocal Territory with respect to Gestamp, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) of the Restricted Business within the Reciprocal Territory with respect to Gestamp. Notwithstanding the foregoing, Purchaser may (A) own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if the Purchaser is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity, and (B) continue any pre-existing automotive sales within the Reciprocal Territory that are unrelated to the Restricted Business. The “Reciprocal Territory” shall mean within a fifty (50) mile radius of Gestamp’s ship to locations in each of (1) 3063 Hickory Valley Road, Chattanooga TN 37421, (2) 1 LSP Rd., Union, SC 29379 (e.g. Spartanburg location) and (3) 7000 Jefferson Metro Pkwy, McCalla, AL 35111 (e.g. Tuscaloosa location). Notwithstanding the foregoing, in the event the Seller Parties notify Purchaser that they have no desire to fulfil an order(s) with respect to Gestamp in the Reciprocal Territory, Purchaser shall have the option to fulfill such order(s) in amounts not to cumulatively exceed $100,000 per year for the Restricted Period.

(h)    Each Party acknowledges that the restrictions contained in this Section 4.4 are reasonable and necessary to protect the legitimate interests of the Parties and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 4.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.5    Permits. Purchaser and Seller otherwise agree to cooperate in connection with the transfer or, to the extent non-transferable, reissuance in Purchaser’s name, of all Permits listed on Section 4.5 of the Disclosure Schedules required for the operation of the Business in accordance with applicable Law.

Section 4.6    Tax Clearance Certificate. Seller has attempted to obtain, but has not yet obtained, a Tax Clearance Certificate. Seller shall use commercially reasonable efforts to obtain a Tax Clearance Certificate from the Michigan Department of Treasury in accordance with Seller’s application. The Parties hereby agree that upon receipt of such Tax Clearance Certificate, should any amounts be owing (as they are associated with and/or attached to the Purchased Assets) Purchaser shall be entitled to draw down from the Escrow Amount an amount equal to any of Purchaser’s fees and costs associated with paying such amount reflected in the Tax Clearance Certificate (the “Tax Clearance Certificate Amount”).

Section 4.7    CBA. Seller is a party to a collective bargaining agreement (the “CBA”) with the International Union of Operating Engineers, Local 324 (the “Union”) covering certain of its Employees. On and following January 1, 2022: (i) Purchaser shall be bound by and observe all of the terms, conditions, rights and obligations under the CBA applicable to those Employees whose employment is subject to the terms of the CBA (collectively, the “Union Employees”) and, (ii) will be the successor to the Seller under the CBA, pursuant to the provisions of applicable labor Law.

Section 4.8    Employees; WARN. Purchaser shall endeavor to hire all or substantially all of Seller’s Employees as of the termination or expiration of the LEA. Without limiting the foregoing. from and after January 1, 2022, Purchaser will be solely responsible for performing, discharging and complying all requirements under the WARN Act and similar state and local Laws for the notification of Employees and state and local governmental bodies and Purchaser shall take no action (or omit to take any action) with respect to any Employee that creates any obligation or Loss for Seller under the WARN Act or any similar state or local Laws.

Section 4.9    Accounts. Prior to the Effective Date, Seller shall have provided Purchaser with necessary access and information (the necessity of which shall be in Purchaser’s sole discretion) to verify its accounts receivable and accounts collectible. Purchaser shall use its commercially reasonable efforts to collect all accounts receivable reflected in Estimated Net Working Capital (“Effective Date Accounts Receivable”). In the event any accounts receivable remain uncollected by Purchaser as of the Escrow Release Date, after Purchaser has made its commercially reasonable efforts to collect the same, such amount of uncollected accounts receivable shall be, at Purchaser’s option, considered “Bad Debt”. As of the Escrow Release Date, Purchaser shall be entitled to an offset against any amount remaining due under the Escrow Fund in the amount of the face value of such Bad Debt. After payment of the Bad Debt (firstly, through offset against the Escrow Fund and secondly, should there be insufficient funds in the Escrow Fund, through the indemnification procedures in this Agreement), Purchaser agrees to assign all rights to accounts receivables comprising the Bad Debt, and Seller shall have the right to attempt to collect without limitation.

ARTICLE V.

TAX MATTERS

Section 5.1    Cooperation. Seller and Purchaser agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, information and assistance relating to the Business and the Purchased Assets, including access to books and records, as is reasonably necessary in connection with (i) the preparation or filing of any Tax Return by Purchaser or Seller, (ii) the making of any Tax election by Purchaser or Seller, (iii) Purchaser or Seller’s claim for any Tax refund, (iv) the determination of liability for Taxes, and (v) any audit, examination or other proceeding in respect of Taxes related to the Business or the Purchased Assets. Each of Purchaser and Seller shall retain all Tax Returns, work papers and other material records or other documentation in its possession (or in the possession of any Affiliate) in respect of Tax matters relating to the Business and the Purchased Assets for any Tax period that includes the Effective Date and all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

Section 5.2    Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary). The Parties shall use reasonable best efforts to cooperate in timely providing each other upon request with such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) any Transfer Taxes.

Section 5.3    Property Taxes. All real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) levied with respect to the Business or the Purchased Assets (other than Taxes described in Section 5.2) for a taxable period that includes (but does not end on) the Effective Date shall be apportioned between Seller and Purchaser as of the Effective Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for Property Taxes relating to the Business or the Purchased Assets, Purchaser or Seller, as applicable, shall present a statement to the other party setting forth the amount of reimbursement to which each is entitled under this Section 5.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount. In each case, the amount shall be paid by the party owing it to the other party within twenty (20) days after delivery of such statement. In the event that either Seller or Purchaser shall make any other payment for which it is entitled to reimbursement under this Section 5.3, the other party shall make such reimbursement promptly but in no event later than twenty (20) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. For the avoidance of doubt, ARTICLE V shall survive the Effective Date.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1    Conditions to Each Party’s Obligations. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by the Purchaser and the Seller (to the extent such conditions can be waived), at or prior to the Closing, of each of the conditions set forth below:

(a)    Regulatory Approvals. All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Authority, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

(b)     No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

Section 6.2    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or written waiver by the Purchaser (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

(a)     Representations and Warranties of the Seller Parties. (i) The representations and warranties of the Seller Parties set forth in Section 2.1 (Title to Purchased Assets), Section 2.2 (Organization; Standing; Qualification and Power), Section 2.3 (Authority; Execution and Delivery; Enforceability), and Section 2.4 (Capitalization) of this Agreement shall be true and correct in all respects at and as of the Effective Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), (ii) each of the other representations and warranties of the Seller Parties set forth in this Agreement that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct as so qualified at and as of the date of this Agreement and as of the Effective Date (except that any such representations and warranties that are made as of a specific date need only be true and correct as of such date) in all material respects, and (iii) each of the other representations and warranties of the Seller Parties set forth in this Agreement that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct at and as of the date of this Agreement and as of the Effective Date (except that any such representations and warranties that are made as of a specific date need only be true and correct as of such date).

(b)    Delivery of Documents. Seller shall have delivered all agreements and other documents required to be delivered or caused to be delivered by the Seller and made all payments required to be made or caused to be made by the Seller, in each case pursuant to Section 1.10(a).

(c)    Financing. Purchaser shall have obtained on terms and conditions satisfactory to it all of the financing necessary to consummate the transactions contemplated by this Agreement and the Related Documents.

(d)    Approval. This Agreement, and the transactions contemplated herein, shall have received approval from the Seller’s Board of Directors.

(e)    Key Employees. Purchaser shall have received commitments and appropriate documentation (the appropriateness of which shall be in the sole discretion of Purchaser) concerning the employment of any “Key Employees”, as designated by Purchaser during the due diligence process.

(f)    Licenses and Assignments; Approvals. Purchaser shall have received evidence of the assignment, licensing, or approval of all Material Contracts and licenses (including the OEM Codes) to ensure that all licenses required to operate the Business on an ongoing basis will be included in the transaction.

(g)    Due Diligence. Purchaser shall be satisfied with the results of its and its Representatives’ due diligence investigation of the Purchased Assets, Seller, and the matters and transactions contemplated by this Agreement and the Related Documents.

(h)    Acquired Real Property. Simultaneously with the date hereof, Purchaser or an affiliate of Purchaser shall have acquired title to the Acquired Real Property pursuant to the terms of the Real Estate Purchase Agreement.

Notwithstanding anything to the contrary herein, unless otherwise notified in a mutually agreed upon writing, including for clarity any mutually agreed upon conditional waiver, (1) Purchaser’s counsel release of Purchaser’s (or its Affiliates’, as applicable) signatures to this Agreement and the Related Documents shall serve as an affirmative waiver of all conditions by Purchaser, and (2) Seller Parties’ counsel release of Seller’s signatures to this Agreement and the Related Documents shall serve as an affirmative waiver of all conditions by Seller.

ARTICLE VII.

INDEMNIFICATION

Section 7.1    Survival. Subject to the limitations and other provisions in this Agreement, (i) the representations and warranties set forth in Section 2.1 (Title to Purchased Assets), Section 2.2 (Organization; Standing; Qualification and Power), Section 2.3 (Authority; Execution and Delivery; Enforceability), Section 2.4 (Capitalization), Section 2.12 (Taxes), Section 2.19 (Brokers and Finders) in this Agreement (the “Fundamental Reps”), and (ii) the representations and warranties set forth in Section 3.1 (Incorporation and Authority of Purchaser), Section 3.2 (Authority; Execution and Delivery; Enforceability), and Section 3.4 (Brokers and Finders) in this Agreement (the “Purchaser Fundamental Reps”) shall survive and remain in full force and effect from and after the Effective Date until the expiration of the applicable statute of limitations for such claims, plus six (6) months. The representations and warranties set forth in Section 2.13 (Real Property) and Section 2.17 (Environmental Matters) shall survive and remain in full force and effect at all times from and after the Effective Date until the 4th anniversary of the Effective Date. All other representations and warranties set forth in this Agreement and the right to assert a claim for indemnification with respect thereto shall survive and remain in full force and effect at all times from and after the Effective Date until the date which is eighteen (18) months from the Effective Date. The period for which a representation, warranty, covenant or agreement survives the Effective Date is referred to herein as the “Survival Period”. The obligations in this ARTICLE VII to indemnify and hold harmless any Indemnified Party, shall terminate and be of no further force or effect, in respect of a breach of any representation or warranty, at the end of the Survival Period and, in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable Survival Period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.6 to the Indemnifying Party, and the representation or warranty, covenant or agreement that is the subject of such indemnification claim (and right of the Indemnified Party to indemnification therefor) shall survive with respect to such claim until fully resolved. Claims for fraud, willful misconduct, or intentional misrepresentation may be brought at any time by an Indemnified Party, and shall not be limited by a Survival Period.

Section 7.2    Indemnification by Purchaser. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 7.1, Section 7.4, Section 7.5, and Section 7.6), from and after the Effective Date, Purchaser shall indemnify and defend the Seller Parties and their Affiliates and their respective officers, directors and managers (or Persons serving in similar capacities), employees, successors and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties to the extent arising out of:

(a)    any inaccuracy or breach by Purchaser of any representation or warranty made by Purchaser in this Agreement;

(b)    any breach of or failure by Purchaser to perform or comply with any covenant or agreement of Purchaser in this Agreement;

(c)    any Assumed Liabilities;

(d)    any Liability or expense in connection with the Net Working Capital adjustment specifically allocated to Purchaser pursuant to the terms of Section 1.6; and

(e)    the ownership or use of the Purchased Assets, the operation of the Business on or after the Effective Date, and the actions taken by or on behalf of Purchaser after the Effective Date save and except the indemnification obligations of the respective Parties made pursuant to the LEA and/or the TSA.

Section 7.3    Indemnification by the Seller Parties. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 7.1, Section 7.4, Section 7.5, and Section 7.6), from and after the Effective Date, the Seller Parties, jointly and severally, shall indemnify and defend the Purchaser and its Affiliates and their respective officers, directors and managers (or Persons serving in similar capacities), employees, successors and assigns (the “Purchaser Indemnified Parties”) against, and hold the Purchaser Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties to the extent resulting from or arising out of:

(a)    any inaccuracy of or breach by a Seller Party of any representation or warranty made by such Seller Party in this Agreement;

(b)    any breach of or failure by a Seller Party to perform or comply with any covenant or agreement of such Seller Party in this Agreement;

(c)    any Excluded Assets or Excluded Liabilities;

(d)    the ownership or use of the Purchased Assets or actions taken by or on behalf of the Seller or the Selling Equityholder prior to or on the Effective Date;

(e)    any Taxes (or the non-payment thereof) of, or with respect to, the Business or the Purchased Assets that are the responsibility of the Seller Parties pursuant to the terms of this Agreement, including those Taxes described on Section 7.3(e) of the Disclosure Schedules (such Taxes described on such schedule being (the “Specified Tax Liabilities”); and

(f)    any Liability or expense in connection with the Net Working Capital adjustment specifically allocated to Seller Parties pursuant to the terms of Section 1.6.

Section 7.4    Limitations on Indemnification.

(a)    Notwithstanding anything to the contrary set forth in this Agreement:

(i)    the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller Parties by the Purchaser Indemnified Parties pursuant to Section 7.3(a) or Section 7.3(d) shall be fifteen percent (15%) of the Purchase Price, (“Purchaser Cap”).

(ii)    the maximum aggregate amount of indemnifiable Losses that may be recovered from the Purchaser by the Seller Indemnified Parties pursuant to Section 7.2(a) shall be fifteen percent (15%) of the Purchase Price (“Seller Cap”).

(iii)    The Seller Parties shall not be liable to the Purchaser Indemnified Parties under Section 7.3(a) or Section 7.3(d) unless and until the Losses incurred by the Purchaser Indemnified Parties exceed, in the aggregate, Two Hundred Ninety-Four Thousand Six Hundred Fifty-Five and 00/100 Dollars ($294,655) (the “Deductible”), in which case the Seller Parties shall be liable to the applicable Purchaser Indemnified Party back to the first dollar. Notwithstanding the foregoing, (i) the Deductible shall be reduced to an amount equal to One Hundred Twenty Thousand and 00/100 Dollars ($120,000) (the “Mini-Deductible”) for any claim related to or in respect of any labor or employment matter (provided, however, that any costs relating to immigration issues shall be excluded from this Mini-Deductible); (ii) any claim related to or in respect of: (a) any Tax Clearance Certificate Amount, or (b) Bad Debt shall not be restricted from recovery if the Deductible threshold has not been met (each a “No Deductible Claim”); and (iii) each No Deductible Claim shall be counted towards the Deductible in respect of the treatment of any other claims.

(iv)    The Purchaser Indemnified Parties shall not be liable to the Seller Indemnified Parties under Section 7.2(a) unless and until the Losses incurred by all Seller Indemnified Parties exceed, in the aggregate, the Deductible (or the Mini-Deductible, as the case may be), in which case the Purchaser Indemnified Parties shall be liable to the applicable Seller Indemnified Party back to the first dollar.

(v)    no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement.

(vi)    Notwithstanding anything to the contrary contained herein, (i) Section 7.4(a)(i)-(v) shall not apply to Losses in connection with, resulting from or arising out of directly or indirectly any inaccuracy in or breach of a Fundamental Reps, fraud or intentional misrepresentation, and (ii) no indemnification payment made by any Seller Party or Purchaser, as the case may be, with respect to any Fundamental Reps shall be considered in determining whether the Seller Cap or Purchaser Cap has been exceeded.

(b)    In no event shall an Indemnifying Party have liability to a Indemnified Party for any consequential, special, incidental, punitive or exemplary damages, except if and to the extent any such damages are recovered against a Seller Indemnified Party pursuant to a Third Party Claim.

(c)    The parties acknowledge and agree that, following the Effective Date, their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims arising from fraud or intentional misrepresentation or willful misconduct) shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives on its own behalf and (in the case of the Purchaser, on behalf of the Purchaser Indemnified Parties and in the case of the Seller Parties, on behalf of the Seller Indemnified Parties) to the fullest extent permitted under Law, any and all claims it may have against any of the other parties or their Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.4(c) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, or intentional misrepresentation or willful misconduct.

Section 7.5    Computation of Indemnity Payments.

(a)    The amount payable under this ARTICLE VII in respect of any Loss shall be calculated net of any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof (net of any actual collection costs and reserves, deductibles, premium adjustment and retrospectively rated premiums).

(b)    Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any Losses that is the subject matter of a claim for indemnification under Section 7.2(a) or Section 7.3(a), each representation and warranty contained in this Agreement (including the Disclosure Schedules) shall be read without regard and without giving effect to any qualification regarding materiality, Material Adverse Effect or other terms of similar import or effect contained in a representation and warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 7.6    Procedures for Indemnification.

(a)    Any Person making a claim for indemnification under this ARTICLE VII is referred to herein as an “Indemnified Party”. The Person from whom indemnification is sought is referred to herein as the “Indemnifying Party”. Promptly after receiving notice of any Proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall provide written notice of such claim (any such written notice, an “Indemnification Notice”) to: (i) Purchaser, if the Third Party Claim arises under Section 7.2 and (ii) the Seller Parties, if the Third Party Claim arises under Section 7.3. Each such Indemnification Notice shall describe in reasonable detail the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request.

(b)    Except as otherwise provided in Section 7.6(d), any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof within ten (10) Business Days after receipt of the Indemnification Notice if the Indemnifying Party acknowledges in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party against any Losses that may result from such Third Party Claim and by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Article VII.

(c)    Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party, unless the relief (i) is not in respect of a Third Party Claim for Taxes, (ii) consists solely of money damages (all of which the Indemnifying Party shall pay), and (iii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto.

(d)    In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available. If (i) the Indemnifying Party shall not, within ten (10) Business Days of receiving the Indemnification Notice, notify the Indemnified Party that it shall assume the defense of any such Third Party Claim, (ii) the Indemnifying Party notifies the Indemnified Party that it will assume the defense of such Third Party Claim within such ten (10) Business Day period but then fails to defend or withdraws from the defense of any such Third Party Claim or (iii) the Indemnifying Party is any Seller Party and the claim(s) relate to or arise in connection with any Purchaser Defensible Matter, the Indemnified Party instead of the Indemnifying Party may defend against such matter; provided, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Any of following shall constitute a “Purchaser Defensible Matter”: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the claim for indemnification is asserted directly by or on behalf of one of the largest ten (10) customers or suppliers of the Business, (iii) the claim seeks an injunction or other equitable relief against the Indemnified Party, or (iv) matters for which the Purchaser will be more than fifty percent (50%) responsible.

(e)    The Indemnified Party shall provide written notice of a claim that is not a Third Party Claim to: (i) the Purchaser subject to the indemnification claim, if such claim arises under Section 7.2 and (ii) the Seller Parties, if such claim arises under Section 7.3. Such claim shall describe in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request. In the event that the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within thirty (30) days from receipt of the claim notice, the Indemnifying Party will be deemed to have acknowledged liability for such claim. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of the claim notice specifying in reasonable detail the points of disagreement. If any dispute is not resolved within thirty (30) days after the Indemnified Party receives a dispute notice, then either of such parties can initiate an action.

Section 7.7    Satisfaction of Indemnification Claims. Subject to this ARTICLE VII, within twenty (20) days after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim for indemnification hereunder:

(i)    if the claim for indemnification was brought pursuant to Section 7.2, the indemnifying Purchaser shall pay or cause to be paid all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by the Seller Indemnified Party; and

(ii)    if the claim for indemnification was brought pursuant to Section 7.3(a) (except in respect of any breach of a Fundamental Rep, or claims based on fraud, willful misconduct, or intentional misrepresentation), the Purchaser and Seller shall cause the Escrow Agent to pay to the Purchaser Indemnified Party (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Purchaser to the Escrow Agent), from the Escrow Fund in accordance with the Escrow Agreement, any sums due and owing to the Purchaser Indemnified Party; and

(iii)    all sums due and owing with respect to any claim for indemnification that was brought pursuant to Section 7.3 that are not recovered (or not recovered in full) by the Purchaser Indemnified Party out of the Escrow Fund shall be paid (or caused to be paid) by the Seller Parties to the Purchaser Indemnified Party in immediately available funds to an account specified by the Purchaser Indemnified Party.

Section 7.8    Materiality Qualifiers. For purposes of determining (i) the amount of Losses arising from a breach of a representation or warranty for purposes of Section 7.2(a) or Section 7.3(a) for which Purchaser Indemnified Parties or Seller Indemnified Parties are entitled to indemnification under Section 7.2(a) or Section 7.3(a), and (ii) whether the Deductible (or Mini-Deductible, as the case may be) has been exceeded, all qualifications contained in the representations and warranties of Purchaser or any Seller Party contained in this Agreement that are based on materiality (including all usages of “material” “material Adverse Effect” or similar qualifiers) will be disregarded.

Section 7.9    Characterization of Indemnification Payments. Unless otherwise required by Law, all payments made pursuant to this ARTICLE VII shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 7.10    Escrow Release Date. As of March 17, 2022 (the “Escrow Release Date”), Purchaser and Seller shall jointly instruct the Escrow Agent to release the remaining undistributed balance of the Escrow Fund, less an amount as may be necessary to satisfy any pending claims by Purchaser, to Seller, and less an amount equal to the Bad Debt. Within two (2) Business Days following the resolution of all such pending claims, Purchaser and Seller shall jointly instruct the Escrow Agent to release the remaining undistributed balance of the Escrow Fund, if any, to Seller

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.1    Expenses. Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, will be paid by the party incurring such costs and expenses, whether or not the Effective Date will have occurred.

Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to the Purchaser:

Venture Steel (U.S.) Inc.

60 Disco Road

Etobicoke, ON, M9W 1L8

Canada
Telephone: (905) 793-7086 x3204
Attention: Tony Kafato, President

Email: Tkafato@venturesteel.com

Attention: Andre Kuyntjes, Vice President, Legal Affairs
Email: akuyntjes@gg-inc.ca

with a copy to (which does not constitute notice):

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

Telephone: (317) 635-8900

Attention: Keith A. Bice

                   Leslie M. Smith

Email: keith.bice@dentons.com

 leslie.smith@dentons.com

(ii)    if to the Seller Parties:

Olympic Steel Lafayette, Inc.

c/o Olympic Steel, Inc.

22901 Millcreek Blvd., Suite 650

Highland Hills, OH 44122

Attention: Richard A. Manson

Email: rmanson@olysteel.com

with a copy to (which does not constitute notice):

Brennan, Manna & Diamond, LLC

75 E. Market Street

Akron, OH 44308
Attention: Matthew A. Heinle, Esq.
Email: maheinle@bmdllc.com

Section 8.3    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.4    Enforcement; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the New York State or federal court sitting in New York City, New York (and appellate courts from any of the foregoing), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.5    Public Announcements. Unless otherwise required by applicable governmental rule, law, or regulation, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 8.6    Entire Agreement. This Agreement and the Related Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties to this Agreement shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

Section 8.7    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto without the prior written consent of the Purchaser and Seller, provided, however, that Purchaser may assign this Agreement to one or more wholly-owned subsidiaries upon written notice to Seller, provided, however, any such assignment shall not relieve Purchaser of its obligations hereunder. Any attempted assignment in violation of this Section 8.7 shall be null and void. Without limiting the foregoing, Purchaser may assign, for collateral security purposes, its rights under this Agreement to its lenders or the lenders of any of its Affiliates (or, in either case, an agent on such lenders' behalf), without the consent of, or notice to, any other party hereto.

Section 8.8    No Third-Party Beneficiaries. Except as set forth in Section 8.13, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

Section 8.9    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the Seller Parties and Purchaser and otherwise as expressly set forth herein.

Section 8.10    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.11    Governing Law; Jurisdiction.

(a)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of New York.

(b)    Each party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other party or its successors or assigns shall be brought and determined in the State of New York or federal court sitting in New York City, New York (and appellate courts from any of the foregoing), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the transactions contemplated hereby and thereby. Each party agrees not to commence any Proceeding relating thereto except in the courts described above in New York, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 8.12    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 8.13    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse hereunder, or under any documents or instruments delivered in connection herewith, shall be had against any of the Seller Parties or any of their respective Affiliates’ former, current or future direct or indirect equity holders, Controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Seller Parties, or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any of the Seller Parties, the Purchaser, or any of their Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such Liabilities or their creation; provided, however, nothing in this Section 8.13 shall relieve or otherwise limit the Liability of any of the Seller Parties, the Purchaser, or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

Section 8.14    Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face to an independent third party that such item is applicable to such other section. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.15    Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re- enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Where a document or other information is described as being “delivered to” or “made available to” Purchaser, it shall be construed to mean that such document or other information was actually delivered to the Purchaser or the Purchaser or one of its Representatives or posted to the Olympic Steel data room maintained by Firmex (the “Data Room”) no later than two (2) Business Days prior to the date of this Agreement.

Section 8.16    No Presumption Against Drafting Party. The parties hereto each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17    Standing. In the event VSI RE HoldCo has a claim of action against Seller under the REPA, Purchaser and Seller hereby agree and acknowledge the VSI RE HoldCo shall have standing to bring such claim(s) and may rely upon Seller’s representations and warranties as if such representations and warranties had been made in the REPA.

Section 8.18    Execution of Agreement. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

ARTICLE IX.

CERTAIN DEFINITIONS

Section 9.1    Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and each Compensatory Arrangement, benefit, profit-sharing, stock or unit option, stock or unit purchase, stock or unit ownership, phantom or other equity, pension, retirement, supplemental retirement income, excess benefit, fringe benefit, holiday pay, vacation pay, paid time off, supplemental unemployment insurance, post-retirement medical or life insurance, health, welfare, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, policy, program or practice, whether formal or informal, oral or written, established, maintained or contributed to or required to be maintained or contributed to by Seller under which any current or former Employees, directors, managers, Contractors or consultants or beneficiaries or dependents of any such person, are entitled to benefits or under which Seller has any present or future Liability, excluding any plans, agreements and arrangements that are mandated by Law.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York City, New York are required or authorized by Law to be closed for business.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensatory Arrangement” means any written or oral employment, directorship, management, consulting, compensation, incentive, bonus, change in control, severance, or termination, or similar agreement between Seller and any current or former Employee, director, manager, Contractor or consultant to which any current or former Employee, director, manager, Contractor or consultant is entitled to benefits.

“Confidential Information” means any confidential or proprietary information or trade secrets of Seller or the Purchaser or their Affiliates, including personnel information, know-how, data, databases, business plans, advertising and marketing plans or systems, business and sales methods or systems, financial data (including sales and profit figures), customer and client lists, customer, client, dealer, distributor, staffing, vendor and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, payment information and any other information). Notwithstanding the foregoing, Confidential Information does not include information that (1) is or becomes generally available to and known by the public other than as a result of a breach of the confidentiality obligations set forth in this Agreement, or (2) the information is disclosed independently to Seller by a third party that is not subject to any duty of confidentiality.

“Contract” means any written or enforceable oral agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of Seller or any of its Affiliates.

“Contractor” means an individual who meets the common law test of an independent contractor, including as articulated in IRS Rev. Rul. 87-41, 1987-1 C.B. 296, and includes an individual characterized or referred to as a “dependent contractor” according to the laws of the United States.

“Control” means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means any third party that owns, operates, or possesses, or has the right to own, operate, or possess, a Product or Service.

“Dollars” or “$” means U.S. dollars.

“EBITDA” shall mean earnings before interest income and interest expense, taxes, depreciation and amortization, without the inclusion of any corporate charges or allocation, determined in accordance with GAAP and consistent with the calculation method set forth on Section 4.2 of the Disclosure Schedules.

“Employee” means any employee of Seller.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Environmental Law” means any applicable federal, state, provincial, municipal or local or foreign statute, code, ordinance, rule, regulation, permit, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) the protection of the environment and any natural resource (b) any threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills or dumping releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works or septic systems; (c) the presence, release, discharge, handling, transportation, storage, remediation or disposal of Hazardous Substances; (d) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment or remediation of Hazardous Substances; (e) the ownership, occupation, management, transfer or sale of contaminated sites; (f) the exposure of workers to Hazardous Substances in the workplace, and worker right‑to‑know legislation pertaining thereto; (g) the manufacture, distribution, labelling, import, export or sale of products or product ingredients by virtue of their composition or any other physical properties; (h) climate change, greenhouse gas emissions and the regulation of carbon; (i) the protection of endangered species and their habitat; (j) the reporting of environmental matters and/or liabilities to any Governmental Authority or in any publicly accessible venue and/or (k) otherwise relating to the pollution or protection of the natural environment, health and safety, waste generation management, handling treatment, transportation or disposal, protection of environmentally sensitive areas.

“Environmental Permit” means any approval, authorization, registration, license or other permission of any kind required under Environmental Law in respect of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Taxes” means any and all Liabilities for: (a) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) any Taxes of Seller or any of its Affiliates for any taxable period; and (c) Taxes that are the responsibility of Seller pursuant to Section 5.2 or Section 5.3; however, none of the foregoing Taxes shall include Taxes that are the responsibility of the Purchaser pursuant to Section 5.2 or Section 5.3.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Gestamp” means Gestamp Automoción, S.A.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other government, governmental, regulatory, Taxing or administrative agency, department, court, commission, board, bureau, tribunal or other authority or instrumentality.

“Hazardous Substance” means every substance, emission or thing, howsoever occurring, including any solid, liquid, gas, odor, radiation or other pollutant, hazardous, dangerous or toxic substance, material, mixture, or waste of any description whatsoever, which is prohibited, controlled, restricted, or regulated under any Environmental Law and/or any substance defined or regulated as “hazardous”, “toxic” or “dangerous” or any type of “waste”, in each case which is defined or regulated by any applicable Environmental Law and includes, without limitation, petroleum hydrocarbons and fractions thereof, halogenated or chlorinated solvents, asbestos and asbestos containing materials, and polychlorinated biphenyls.

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation all: (i) trade names, trademarks, service marks, trade dress, and logos, whether registered or not, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (i) inventions, patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor, and all original works of authorship, whether or not copyrightable; (iv) internet domain names and registrations therefor; (v) rights in all Software; (vi) Confidential Information in any form, including hardware, Software, and methods and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories used by the Business other than obsolete and unsaleable items, except for the Excluded Inventory..

“IRS” means Internal Revenue Service.

“Knowledge” and any reference to the knowledge of any Party means to the actual, constructive and imputed knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant Representatives of the Party and any reference to knowledge (i) when used with respect to Seller Parties, includes the actual knowledge of Richard A. Manson, Richard T. Marabito, and Zachary J. Siegal, or knowledge that such persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry, provided, that so qualifying Knowledge with respect to the aforementioned individuals shall in no event give rise to any personal Liability on the part of such individuals, and (ii) when used with respect to the Purchaser, the actual knowledge of Tony Kafato, or knowledge that such persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry, provided, that so qualifying Knowledge with respect to the aforementioned individual shall in no event give rise to any personal Liability on the part of such individual.

“Law” means any law, statute, ordinance, rule, regulation, or code, enacted or promulgated by any Governmental Authority.

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations of any nature (whether pecuniary or not, including obligations to perform or forebear from performing acts or services and whether direct or indirect, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determinable or undeterminable), and fines or penalties.

“Loss” or “Losses” means and includes any and all Liabilities, obligations, demands, claims, actions, causes of action, assessments, awards, deficiencies, losses, costs, damages, judgments, fines, taxes, or expenses (whether or not arising out of third party claims), including, penalties, interest, reasonable fees and expenses of attorneys (and court costs), accountants, and other consultants and experts and commercially reasonable amounts paid in investigation, defense, and/or settlement of any of the foregoing.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Business, the Purchased Assets, Assumed Liabilities, financial condition or results of operations of Seller or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect Seller relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect Seller relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of the Purchaser, (E) compliance with this Agreement, including any effect on Seller resulting from failure to take any action to which Seller sought and the Purchaser refused consent under this Agreement, including the impact thereof on the relationships of Seller with Customers, suppliers, distributors, consultants, employees or Contractors or other third parties with whom Seller has any relationship, and (F) any failure by Seller to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Material Adverse Effect).

“Net Working Capital” means, as the Effective Time, (i) those current assets of Seller of a type reflected in the items listed on Exhibit B, less (ii) those current liabilities of the Company of a type reflected in the items listed on Exhibit B as of such time, after taking into account the adjustment or exclusion items indicated on Exhibit B as of such time; provided, that in each case the accounts set forth on Exhibit B attached hereto shall be determined in accordance with GAAP; provided, further, that, notwithstanding anything to the contrary, in no event will the determination of “Net Working Capital” include any assets or liabilities with respect to cash or income Taxes.

“Owned Intellectual Property” means all Intellectual Property that is owned by, or purported to be owned by, in whole or in part, by Seller, and includes Owned Software.

“Owned Software” means all Seller Software that is owned or purported to be owned, in whole or in part, by Seller.

“Permit” means any permit, license, approval, consent, registration, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate Proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate Proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of Seller.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period ending after the Effective Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Date.

“Proceeding” means any claim, action, suit, arbitration or proceeding against any third party or before any Governmental Authority or arbitrator or any audit, examination or investigation commenced, brought or conducted by any Governmental Authority.

“Products” means any of the commercial products provided by or contemplated by Seller at any time to any third party, whether or not sold to such third party.

“Purchaser Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the business, the assets, liabilities, financial condition or results of operations of Purchaser, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect Purchaser relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect Purchaser relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of the Seller, (E) compliance with this Agreement, including any effect on Purchaser resulting from failure to take any action to which Purchaser sought and the Seller refused consent under this Agreement, including the impact thereof on the relationships of Purchaser with Customers, suppliers, distributors, consultants, employees or Contractors or other third parties with whom Purchaser has any relationship, and (F) any failure by Purchaser to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Purchaser Material Adverse Effect).

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority that are required for the development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products of Seller.

“Regulatory Authority” shall mean any Governmental Authority that regulates agricultural health, genetically engineered organisms, animal welfare, and/or wildlife damage management.

“Related Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the TSA, the LEA, the Real Estate Purchase Agreement, the Escrow Agreement, and each other agreement, instrument, certificate and document delivered in connection with the transactions contemplated by this Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Target Net Working Capital” shall be the Net Working Capital of the Company as of May 31, 2021.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Software” means all Software that (i) is material to the operation of the Business of Seller; (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by Seller; and/or (iii) is licensed to, is used or held for use by Seller in connection with its work for Customers or its Products or Services, and includes Owned Software.

“Services” means any of the commercial services provided by or contemplated by Seller at any time to any third party, whether or not sold to such third party.

“Software” means all computer software, firmware, programs and databases, in any form, including source code, object code, make files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, value-added (VAT or IVA), sales, use, escheat, unclaimed property, goods and services, harmonized sales, ad valorem, transfer, registration, real or personal property, franchise, license, withholding, payroll, employment, social security, social insurance or windfall profits taxes, alternative or add-in minimum taxes, employment insurance premiums, customs duties, tariffs, excise, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, election, designation, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Expenses” means all unpaid fees, costs, charges, expenses and obligations that are incurred by or on behalf of the Seller or any of the Seller’s Affiliates in connection with or relating to the consummation of the transactions contemplated by this Agreement and the Related Documents, including one-half (1/2) of the Escrow Agent’s escrow fees, and fees owed to any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Asset Purchase Agreement as of the date first written above.

PURCHASER:

VENTURE STEEL (U.S.) INC.

By:	/s/ Tony Kafato
Name: Tony Kafato
Title: President

SELLER PARTIES:

SELLER:	SELLING EQUITYHOLDER:

Olympic Steel Lafayette, Inc.	Olympic Steel, Inc.

By:	/s/ Richard A. Manson	/s/ Richard A. Manson
Name: Richard A. Manson	Name: Richard A. Manson
Title: Chief Financial Officer	Title: Chief Financial Officer

- Signature Page to Asset Purchase Agreement -